UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 28, 2017

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52390	98-0511932
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7659 E. Wood Drive, Scottsdale, Arizona 85260

 (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (480) 704-4183

__________N/A__________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of Material Definitive Agreement

Advanced Voice Recognition Systems, Inc. (“AVRS”) and Dominion Harbor Group, LLC (“Dominion”)have agreed to terminate the August 20, 2015 letter agreement between them (the “Agreement”) effective as of June 28, 2017.   The parties mutually agreed to terminate the agreement.  AVRS did not incur any material early termination penalties in connection with the termination of the Agreement.

Under the Agreement, Dominion was providing strategic advisory services to AVRS with respect to AVRS’s intellectual property, including advising AVRS on opportunities to sell or license its intellectual property, and to prosecute and enforce AVRS’s intellectual property rights.   In exchange, AVRS agreed to pay Dominion 42.5% of the Net Consideration for the services, except that if proceeds were generated outside of litigation, the amount would have been 35% of the Net Consideration.  “Net Consideration” was defined in the Agreement to include the gross amount received from any licensing fee, litigation settlement, damages or other monetization event, net of any contingency fees of counsel recommended by Dominion and of any costs advanced by Dominion.  Because no proceeds were generated related to AVRS’s intellectual property rights during the term of the Agreement, AVRS is not responsible for any advanced costs paid by Dominion or any accrued counsel fees for litigation for any litigation counsel that may have been introduced to AVRS by Dominion.

The description of the Agreement above is only a summary of certain material terms of the Agreement. A copy of the Agreement was filed as Exhibit 10.1 to AVRS’s Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

Dated: June 28, 2017	By:	/s/ Walter Geldenhuys
Name: Walter Geldenhuys
Title: President, Chief Executive Officer & Chief Financial Officer